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                                                                    EXHIBIT 11.1

                                GERON CORPORATION
              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)

               (In thousands, except share and per share amounts)

                                                                     Three Months Ended                   Nine Months Ended
                                                                          June 30,                             June 30,
                                                                  -------------------------            --------------------------
                                                                      1997           1996                  1997           1996
                                                                -----------       ----------         -----------       ----------
Net loss                                                        $   (1,763)       $  (2,459)         $   (6,211)       $  (4,894)
                                                                ===========       ==========         ===========       ==========

Shares used in calculation of net loss per share:

Weighted Average
Common Shares outstanding                                        10,536,371          951,700          10,357,321          922,783

Shares related to
SAB Nos. 55, 64 and 83                                                   --          723,447                  --          723,447
                                                                -----------       ----------         -----------       ----------
Shares used in computing
net loss per share                                               10,536,371        1,675,147          10,357,321        1,646,230
                                                                ===========       ==========         ===========       ==========

Net loss per share                                              $    (0.17)       $   (1.47)         $    (0.60)       $   (2.97)
                                                                ===========       ==========         ===========       ==========

Calculation of shares outstanding for computing supplemental net loss per share:

Shares used in computing net loss per share                      10,536,371          951,700          10,357,321          922,783

Adjusted to reflect effect of
assumed conversion of preferred
stock from date of issuance                                              --        6,363,347                  --        6,314,556
                                                                -----------       ----------         -----------       ----------
Shares used in computing
supplemental net loss per share                                  10,536,371        7,315,047          10,357,321        7,237,339
                                                                ===========       ==========         ===========       ==========
Supplemental net loss per share                                 $    (0.17)       $   (0.34)         $   ( 0.60)       $   (0.68)
                                                                ===========       ==========         ===========       ==========
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